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                                                                   EXHIBIT 10.12

                                 LIMITED WAIVER
                   TO AMENDED AND RESTATED SEVERANCE AGREEMENT

         THIS LIMITED WAIVER is made as of this 4th day of December, 2000, between FRANKLIN BANK, NATIONAL ASSOCIATION ("Franklin") and MARJORIE DUNCANSON (the "Officer"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Severance Agreement (as defined below).

         WHEREAS, Franklin and the Officer, entered into that certain Amended and Restated Severance Agreement made as of the 21st day of November, 1995 and amended the 22nd day of March, 1999 (the "Severance Agreement") pursuant to which the Officer is entitled to certain severance compensation in the event of a change in control of Franklin; and

         WHEREAS, effective as of March 19, 2000, a Change in Control of Franklin occurred within the meaning of the Severance Agreement, as a result of Franklin entering into an Agreement and Plan of Merger with Bingham Financial Services Corporation and BFSC Merger, N.A. and

         WHEREAS, a Change in Control of Franklin occurred within the meaning of the Severance Agreement, as a result of the nomination on May 5, 2000 and the election on May 23, 2000 of two non-management sponsored directors to the Board of Directors of Franklin in connection with Franklin's 2000 annual meeting of shareholders; and

         WHEREAS, as part of a review of Franklin's operations, the Board of Directors of Franklin has authorized and approved the Employee Operational Effectiveness Committee Plan (the "EOE Plan") to implement a restructuring of Franklin's operations; and

         WHEREAS, pursuant to the EOE Plan, the Officer will be assigned duties (the "December 2000 Position") that could be considered inconsistent with the Officer's position, duties, responsibilities and status with Franklin as of the day prior to the foregoing Changes in Control of Franklin and/or a change in the Officer's titles or offices as in effect the day prior to the foregoing Changes in Control of Franklin.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Waiver. The Officer hereby waives her right to terminate her employment with "Good Reason" as contemplated by Section 3F of the Severance Agreement due to the implementation of the EOE Plan or her assignment to the December 2000 Position. This waiver shall not be deemed or otherwise construed to constitute a waiver of any other condition, or prejudice any right or remedy which the Officer may now have or may have in the future, under or in connection with the Severance Agreement.

         2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Limited Waiver as of the date first above written.



                                            FRANKLIN BANK, NATIONAL ASSOCIATION

                                            By:
                                                --------------------------------
                                                Name:
                                                Its:


                                            OFFICER:

                                            ------------------------------------
                                            Name:    Marjorie Duncanson